EXHIBIT LL

               NOTICE OF INTENT TO SELL ON MARKET

     This Notice of Intent to sell is hereby given by the Wallace
E. Carroll Trust U/A dated 5/1/58 F/B/O Barry J. Carroll and his descendants (the "Selling Shareholder") pursuant to the certain Stock Purchase Agreement dated as of January 1, 1983, as notice to the other Shareholders of the Selling Shareholder's intent to sell 90,100 shares of the common stock of Katy Industries, Inc. ("Shares") pursuant to a market sale.

     The following information is hereby disclosed with respect to such intended transfer of Shares:

     (a) Closing price per Share on the New York Stock Exchange on the date prior to the date hereof.

          Twenty Five and Seven-Eighths Dollars ($25-7/8)

     (b) Amount of any Broker's commission or finders fee payable with respect to the intended transfer.

          one-half (1/2) of one percent (1%) of sales price of Shares

                              WALLACE E. CARROLL TRUST U/A DATED
                              5/1/58 F/B/O BARRY J. CARROLL AND
                              HIS DESCENDANTS



                              By:  /s/ Barry J. Carroll
                                   ____________________

                                   Barry J. Carroll, Trustee

Dated:  January 31, 1994

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